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Exhibit 10.16 to
Form 10-SB Registration Statement

                                 CONSULTING AGREEMENT

This Consulting Agreement, made and entered into as of the 1st day of February, 1996, is by and between Golden Queen Mining Co. Ltd. ("Company"), whose address is Tapio Office Center, Green Flag Building, 104 South Freya, Suite 211-A, Spokane, Washington 99202, and Eric E. Kinneberg ("Consultant").

                                     WITNESSETH:

WHEREAS, Company is in need of services as hereinafter described; and

WHEREAS, Consultant has the necessary knowledge, experience and expertise to provide such services.

NOW, THEREFORE, in consideration of the promises, covenants and agreements contained herein, the sufficiency of which is acknowledged by each of the parties, it is agreed as follows:

1. Retention. Company hereby retains Consultant as a financial consultant for the Company, upon the terms and conditions contained herein, and Consultant hereby accepts such retention and agrees to perform the duties as requested by the Company and accepted by Consultant to the best of Consultant's ability. The authority and duties of Consultant may be more specifically defined from time to time, without having any effect upon the other terms of this Consulting Agreement. It is anticipated that the Consultant will perform such duties for the Company one to two days per week.

2. Other Employment. It is the intention of the parties that Consultant will devote his work effort towards the fulfillment of the Consultant's obligations under this Consulting Agreement. To the extent that it does not conflict with that intention, Consultant may act in any other work capacity or employment during the term of this Agreement.

3. Term. The term of this Consulting Agreement shall commence as of February 1, 1996 and shall continue until February 29, 1996, and shall be extended thereafter from month-to-month unless notice is given by either party to terminate pursuant to Paragraph 4.

4. Termination. This Consulting Agreement may be terminated by either party on thirty days prior written notice.

5. Regular Compensation. For all services rendered by Consultant under this Consulting Agreement, Company shall compensate Consultant at a daily rate of One Thousand Dollars ($1,000) per day. Consultant shall submit invoices for the days worked on a monthly basis and Company shall pay such invoices within ten
(10) days of receipt.

6. Duties. The duties of Consultant shall include, but not be limited to the following: assist the Company with its financial matters and such other similar duties as may be requested by Company's representative and accepted by Consultant. Such duties shall be performed in accordance with instructions as may be from time to time given by Company's representative. Consultant shall communicate promptly to Company all information that Consultant acquires in the performance of Consultant's duties hereunder.

7. Confidential Data. Consultant agrees that any data or other information relating to the work performed pursuant to the provisions hereof shall at all times belong to Company and that Consultant will not at any time use, or permit others to use, said data or other information, or copies thereof, without first receiving the written consent of the Company. However, this restriction shall not apply to data or information which is available to the public or which is made public by the Company. Upon termination of this Consulting Agreement, or sooner if requested by the Company, Consultant shall forthwith deliver to the Company, all documents, data, information and correspondence acquired or coming to the knowledge and custody of Consultant in connection with Consultant's activities as a consultant to the Company, and all equipment and other materials received by Consultant from the Company, except that Consultant shall not be required to return work papers which were generated in connection with the performance of the duties hereunder.

8. Office and Equipment. Company shall provide Consultant with an office, desk and telephone for his full-time use. Consultant shall pay Company Three Hundred Twenty-Five Dollars ($325) per month for the use of the office, which

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amount shall be deducted from Consultant's monthly invoices; provided that
Consultant shall pay Company One Hundred Sixty-Two Dollars and Fifty Cents ($162.50) for February 1996. Consultant shall provide his own computer and other equipment but shall have the right to use the Company's long distance carrier and fax machine. Consultant shall reimburse Company for such costs which are not incurred by Consultant in connection with his duties hereunder.

9. Expenses. The Company will reimburse Consultant for all reasonable expenses incurred in connection with the performance of Consultant's duties on behalf of the Company, including, but not limited to, expenses for travel, lodging, meals, and other expenses that are included in the normal execution of Consultant's duties. Consultant shall keep an accurate account of all expenses incurred by Consultant and shall furnish with Consultant's monthly invoices a detailed expense report, as appropriate, to the Company's representative for approval. Expenses shall be supported by proper vouchers and receipts.

10. Insurance.  Consultant will comply with all applicable Workers'
Compensation Laws; Consultant understands and agrees that, since he is not an employee of the Company, Company will not provide Workers' Compensation Insurance for him and he will not seek Workers' Compensation benefits from Company. Consultant shall indemnify and hold the Company harmless from liability for Consultant's failure to comply with this Paragraph 10. Consultant understands that Consultant is not covered by Company's insurance.

11. Indemnity. Consultant shall not be liable for any act or omission whatsoever for the Consultant's negligence or error in judgment, except his willful malfeasance or bad faith in the conduct of his duties. Company shall indemnify and save harmless Consultant from and against any and all liabilities, claims, damages, costs and expenses (including reasonable counsel fees) to which Consultant may become subject by reason of or arising our of the performance or nonperformance of his duties. No such right of indemnity shall exist, however, with respect to any liabilities, claims, damages, costs, or expenses which Consultant may incur by reason of his wilful malfeasance or bad faith in the conduct of his duties. The foregoing provisions of this Paragraph 11 shall survive the termination of this Agreement, but shall not be construed to mean the Company's liabilities or obligations hereunder do not survive as to the other provisions of this Agreement.

12. Relationship. Consultant is an independent contractor to the Company and is not an employee of the Company.

13. Benefits. No employee benefits are available to Consultant under the terms of this Agreement.

14. Company's Representative. Company's representative hereunder is Steven W. Banning, President and Chief Executive Officer.

15. Modification. No changes or modifications of this Consulting Agreement shall be valid unless in writing and signed by the Company and the Consultant.

16. Applicable Law. This Consulting Agreement shall be subject to and governed by the laws of the State of Washington.

17. Binding Effect. This Consulting Agreement shall be binding upon and inure to the benefit of the Company and Consultant and their respective legal representatives, executors, administrators and permitted successors and assigns.

18. Assignment.  This Consulting Agreement may not be assigned by either party.

19. Entire Agreement. The entire agreement between the parties is written herein and this Consulting Agreement contains the entire agreement between the parties.

IN WITNESS WHEREOF, the parties have executed this Consulting Agreement as of the day and year first above written.

GOLDEN QUEEN MINING CO. LTD.           CONSULTANT

By /s/ Steven W. Banning,              /s/ Eric Kinneberg
   its president

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